Exhibit 99.01

NuStar Energy L.P. Reports Strong Second Quarter of 2021 Earnings Results

Earnings and EBITDA Beats Consensus Estimates

Sustainability Presentation Released

Refined Product Systems Exceed 100 Percent of Pre-Pandemic Run Rate

Permian Crude System Volumes Average 481,000 Barrels Per Day in July/On Track to Exit 2021 at Around 500,000

West Coast Renewable Fuels Distribution System Continues to Handle Roughly 30 Percent of California’s Renewable Diesel Volumes

Announces Sale of Nine Terminals to Sunoco LP which will Improve Debt Metrics/Lower Leverage

SAN ANTONIO, August 5, 2021 - NuStar Energy L.P. (NYSE: NS) today reported net income of $63 million for the second quarter of 2021, or $0.25 per unit, compared to net income of $30 million, or a $0.06 net loss per unit for the second quarter of 2020. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $189 million for the second quarter of 2021, up $27 million or 17 percent from $162 million for the second quarter of 2020.

Distributable cash flow (DCF) available to common limited partners was $97 million for the second quarter of 2021, up $35 million or 56 percent compared to $62 million in the second quarter of 2020. The distribution coverage ratio to common limited partners was 2.22 times for the second quarter of 2021 and 2.03 times for the six months ended June 30, 2021.

“Strong improvement in our EBITDA was driven by outperformance across our core strategic asset footprint: our refined products systems, our crude assets and our West Coast Renewable Fuels Network,” said NuStar president and CEO Brad Barron.

Refined Product Systems Back to 100 Percent of Pre-Pandemic Run Rate

“Refined product demand has continued to improve as more and more Americans have returned to normal day-to-day activities,” said Barron. “After dipping to an average of 95 percent in the first quarter due to Winter Storm Uri, our second quarter average rebounded back up to 105 percent of pre-pandemic demand, and we are now forecasting 100 percent for the full year.

“Our second quarter refined product throughputs are up 34 percent over the second quarter of 2020, and also up 19 percent over first quarter 2021. And as vaccination efforts progress, we expect to continue to see sustained recovery in refined product demand in the U.S. and in Mexico, and we continue to expect our refined products systems to perform at around 100 percent of our pre-pandemic run-rate for the remainder of 2021.”

Crude Asset Demand Continues to Strengthen

Barron continued, “The strengthening refined product demand we have seen has also increased U.S. refiners’ demand for crude, contributing to higher throughputs for our crude pipelines in the second quarter, which are up 17 percent over the second quarter of 2020 and 13 percent over the first quarter of 2021.

“Rebounding crude demand, along with tempered global supply, has contributed to higher crude prices and improved expectations for U.S. shale production, particularly in the Permian Basin. And thanks to our Permian Crude System’s ‘core of the core’ premier location, lowest producer costs and highest product quality, we saw our Permian system’s volumes grow in the second quarter to an average 450,000 barrels per day, up 12 percent over the second quarter of 2020, up 12 percent over the first quarter of 2021 and comparable to our record-breaking first quarter 2020 pre-COVID quarterly average.

“In July, we saw our Permian volumes increase to an average of 481,000 barrels per day and we are on track to exit 2021 at around 500,000 barrels per day,” said Barron.

West Coast Renewable Fuels Network Handles Impressive Share of California’s Market

Barron also said NuStar’s West Coast Renewable Fuels Network is already playing an integral role in significant reductions in carbon emissions and offering a great growth platform across that region.

“NuStar already handles an impressive share of California’s renewable fuels. According to the latest available data from the state of California, for the first quarter of 2021 NuStar handled about 5 percent of California’s total biodiesel volumes; close to 20 percent of the state’s ethanol; and close to 30 percent of its renewable diesel volumes.

“We expect NuStar’s presence to continue to grow as we complete our planned tank conversion projects, and we will continue to transition existing tankage over to renewables service as our customer demand increases,” said Barron.

Additional Renewable Opportunities

Barron then discussed additional opportunities for renewable fuels service in the company’s mid-continent operations.

“We are also looking at some exciting renewables opportunities for our Ammonia System as it has always been a steady and important EBITDA contributor for NuStar.

“Currently, the ammonia we transport is used primarily for fertilizing crops by farmers in our nation’s ‘breadbasket.’ However, this critical chemical is now experiencing a renaissance as an energy source capable of powering zero-carbon, heavy-duty engines and marine vessels, as well as for ammonia’s ability to offer the safest and most efficient transportation and storage medium for hydrogen.

“We believe the steps our customers and other ammonia producers are taking toward ‘green’ ammonia production, as well as increasing demand for renewable alternatives and carbon emission reductions, will drive concurrent demand growth for our Ammonia System, with little or no additional strategic spending. We are developing a number of near and long-term actionable low-multiple, modest-spend, high-return organic projects for connections and other enhancements to our system to maximize its role in a renewable fuels future.”

Announces Sale of Nine Terminals to Sunoco LP

Barron reviewed the announcement from earlier this week that NuStar has signed an agreement to sell nine terminal facilities in eight locations in the Northeast, Illinois and Florida to Sunoco LP for $250 million, noting that NuStar expects to close on that sale early in the fourth quarter.

“While these terminals are solid assets with great operations and employees, these facilities are no longer synergistic with NuStar’s core assets, which, in the current competitive climate is critical to their long-term success.

“We plan to deploy the proceeds from this sale to further improve our debt metrics. In fact, by year-end we expect our debt-to-EBITDA ratio to be comparable to the lower level we achieved in the second quarter of 2020. While selling assets is never easy, this transaction is a ‘win-win’ for all parties as we are exiting non-core assets at an attractive valuation, which allows us to lower leverage, and Sunoco is adding high-quality, synergistic assets and great employees to its portfolio.

“With this sale, we are positioned to strengthen our balance sheet further and focus 100 percent on our core strategic asset footprint,” Barron added.

Sustainability Presentation Released

Barron closed by discussing NuStar’s newly issued sustainability presentation, which can be found on the company’s website.

“In our recently published sustainability presentation, you will learn more about NuStar’s culture of responsibility, which has distinguished us throughout our 20-year history as we have always been committed to protecting and caring for our employees, our communities and the environment.

“You will see our track record of excellence in health, safety and giving back to our communities, as well as our commitment to sustainability, now and in the future,” said Barron.

Conference Call Details
A conference call with management is scheduled for 9:00 a.m. CT today, August 5, 2021. The partnership plans to discuss the second quarter 2021 earnings results, which will be released earlier that day. Investors interested in listening to the discussion may dial toll-free 844/889-7787, passcode 5176327. International callers may access the discussion by dialing 661/378-9931, passcode 5176327. The partnership intends to have a playback available following the discussion, which may be accessed by dialing toll-free 855/859-2056, passcode 5176327. International callers may access the playback by dialing 404/537-3406, passcode 5176327. The playback will be available until 12:00 p.m. CT on September 4, 2021.

Investors interested in listening to the live discussion or a replay via the internet may access the discussion directly at https://edge.media-server.com/mmc/p/8d35675z or by logging on to NuStar Energy L.P.’s website at www.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, Texas, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 10,000 miles of pipeline and 73 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels and specialty liquids. The partnership’s combined system has approximately 72 million barrels of storage capacity, and NuStar has operations in the United States, Canada and Mexico. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com and its Sustainability page at www.nustarenergy.com/Sustainability.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events and expectations, such as NuStar’s future performance, plans and expenditures and the timing of, expected use of proceeds from and the other anticipated benefits from the announced asset sale. All forward-looking statements are based on NuStar’s beliefs as well as assumptions made by and information currently available to NuStar. These statements reflect NuStar’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2020 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, NuStar does not intend, or undertake any obligation, to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit, Per Unit and Ratio Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Statement of Income Data:
Revenues:
Service revenues	$300,788	$284,151	$572,671	$600,897
Product sales	126,305	55,389	216,068	131,434
Total revenues	427,093	339,540	788,739	732,331
Costs and expenses:
Costs associated with service revenues:
Operating expenses	100,493	101,078	187,780	201,260
Depreciation and amortization expense	68,964	69,214	137,382	137,275
Total costs associated with service revenues	169,457	170,292	325,162	338,535
Costs associated with product sales	112,641	50,676	193,754	118,126
Goodwill impairment loss	—	—	—	225,000
General and administrative expenses	27,477	23,700	51,969	46,671
Other depreciation and amortization expense	1,913	2,171	3,960	4,357
Total costs and expenses	311,488	246,839	574,845	732,689
Operating income (loss)	115,605	92,701	213,894	(358)
Interest expense, net	(53,780)	(59,499)	(108,698)	(106,993)
Loss on extinguishment of debt	—	(3,842)	—	(3,842)
Other income (expense), net	2,896	2,216	3,294	(4,273)
Income (loss) before income tax expense	64,721	31,576	108,490	(115,466)
Income tax expense	1,338	1,810	2,850	2,409
Net income (loss)	$63,383	$29,766	$105,640	$(117,875)

Basic and diluted net income (loss) per common unit	$0.25	$(0.06)	$0.30	$(1.74)
Basic and diluted weighted-average common units outstanding	109,529,658	109,194,722	109,518,004	109,046,061

Other Data (Note 1):
Adjusted net income	$63,383	$33,608	$105,640	$110,967
Adjusted net income (loss) per common unit	$0.25	$(0.02)	$0.30	$0.36
EBITDA	$189,378	$162,460	$358,530	$133,159
Adjusted EBITDA	$189,378	$166,302	$358,530	$362,001
DCF	$97,375	$62,491	$177,920	$184,810
Adjusted DCF	$97,375	$66,333	$177,920	$188,652
Distribution coverage ratio	2.22x	1.43x	2.03x	2.11x
Adjusted distribution coverage ratio	2.22x	1.52x	2.03x	2.16x

	For the Four Quarters Ended June 30,
	2021	2020
Consolidated Debt Coverage Ratio	4.27x	3.94x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,244,215	1,063,739	1,173,166	1,297,892
Refined products and ammonia pipelines throughput (barrels/day)	606,973	452,678	558,121	523,555
Total throughput (barrels/day)	1,851,188	1,516,417	1,731,287	1,821,447

Throughput and other revenues	$192,906	$166,108	$362,134	$361,789
Operating expenses	51,404	50,099	96,459	100,345
Depreciation and amortization expense	44,990	44,028	89,784	87,387
Goodwill impairment loss	—	—	—	225,000
Segment operating income (loss)	$96,512	$71,981	$175,891	$(50,943)
Storage:
Throughput (barrels/day)	385,790	348,189	393,006	513,510

Throughput terminal revenues	$35,143	$32,199	$59,937	$70,922
Storage terminal revenues	84,105	87,208	167,885	171,702
Total revenues	119,248	119,407	227,822	242,624
Operating expenses	49,089	50,979	91,321	100,915
Depreciation and amortization expense	23,974	25,186	47,598	49,888
Segment operating income	$46,185	$43,242	$88,903	$91,821
Fuels Marketing:
Product sales	$114,939	$54,025	$198,794	$127,927
Cost of goods	112,063	50,115	194,466	117,069
Gross margin	2,876	3,910	4,328	10,858
Operating expenses	578	561	(701)	1,066
Segment operating income	$2,298	$3,349	$5,029	$9,792
Consolidation and Intersegment Eliminations:
Revenues	$—	$—	$(11)	$(9)
Cost of goods	—	—	(11)	(9)
Total	$—	$—	$—	$—
Consolidated Information:
Revenues	$427,093	$339,540	$788,739	$732,331
Costs associated with service revenues:
Operating expenses	100,493	101,078	187,780	201,260
Depreciation and amortization expense	68,964	69,214	137,382	137,275
Total costs associated with service revenues	169,457	170,292	325,162	338,535
Cost of product sales	112,641	50,676	193,754	118,126
Goodwill impairment loss	—	—	—	225,000
Segment operating income	144,995	118,572	269,823	50,670
General and administrative expenses	27,477	23,700	51,969	46,671
Other depreciation and amortization expense	1,913	2,171	3,960	4,357
Consolidated operating income (loss)	$115,605	$92,701	$213,894	$(358)

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We may also adjust these measures to enhance the comparability of our performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses EBITDA, DCF and a distribution coverage ratio, which is calculated based on DCF, as some of the factors in its compensation determinations. DCF is a financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.
The following is a reconciliation of net income (loss) to EBITDA, DCF and distribution coverage ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$63,383	$29,766	$105,640	$(117,875)
Interest expense, net	53,780	59,499	108,698	106,993
Income tax expense	1,338	1,810	2,850	2,409
Depreciation and amortization expense	70,877	71,385	141,342	141,632
EBITDA	189,378	162,460	358,530	133,159
Interest expense, net	(53,780)	(59,499)	(108,698)	(106,993)
Reliability capital expenditures	(8,943)	(7,422)	(17,432)	(11,051)
Income tax expense	(1,338)	(1,810)	(2,850)	(2,409)
Long-term incentive equity awards (a)	2,720	2,052	6,007	3,986
Preferred unit distributions	(31,887)	(30,684)	(63,774)	(61,107)
Goodwill impairment loss (b)	—	—	—	225,000
Other items	1,225	(2,606)	6,137	4,225
DCF	$97,375	$62,491	$177,920	$184,810

Distributions applicable to common limited partners	$43,814	$43,678	$87,648	$87,408
Distribution coverage ratio (c)	2.22x	1.43x	2.03x	2.11x
(a)We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.
(b)Represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit for the six months ended June 30, 2020.
(c)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio and Per Unit Data)
The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement).

	For the Four Quarters Ended June 30,
	2021	2020
Operating income	$423,354	$223,670
Depreciation and amortization expense	284,811	280,809
Goodwill impairment loss (a)	—	225,000
Equity awards (b)	13,438	13,175
Other (c)	244	26,148
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$721,847	$768,802

Total consolidated debt	$3,483,840	$3,434,124
NuStar Logistics' floating rate subordinated notes	(402,500)	(402,500)
Consolidated Debt, as defined in the Revolving Credit Agreement	$3,081,340	$3,031,624

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	4.27x	3.94x
(a) For the four quarters ended June 30, 2020, this adjustment represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit.
(b) This adjustment represents the non-cash expense related to the vestings of equity-based awards with the issuance of our common units.
(c) This adjustment represents other noncash and pro forma items, as defined in the Revolving Credit Agreement. The four quarters ended June 30, 2020 also includes pro forma items attributable to Material Projects, as defined in the Revolving Credit Agreement.

The following is a reconciliation of net income (loss) / net loss per common unit to adjusted net income / adjusted net (loss) income per common unit.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020		2020
Net income (loss) / net loss per common unit	$29,766	$(0.06)	$(117,875)	$(1.74)
Goodwill impairment loss (a)	—	—	225,000	2.06
Loss on extinguishment of debt	3,842	0.04	3,842	0.04
Adjusted net income / adjusted net (loss) income per common unit	$33,608	$(0.02)	$110,967	$0.36
.
The following is a reconciliation of EBITDA to adjusted EBITDA.

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
EBITDA	$162,460	$133,159
Goodwill impairment loss (a)	—	225,000
Loss on extinguishment of debt	3,842	3,842
Adjusted EBITDA	$166,302	$362,001
(a) Represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
The following is a reconciliation of DCF to adjusted DCF and adjusted distribution coverage ratio.

	Three Months Ended	Six Months Ended
	June 30, 2020
DCF	$62,491	$184,810
Loss on extinguishment of debt	3,842	3,842
Adjusted DCF	$66,333	$188,652

Distributions applicable to common limited partners	$43,678	$87,408
Adjusted distribution coverage ratio (a)	1.52x	2.16x
(a)Adjusted distribution coverage ratio is calculated by dividing adjusted DCF by distributions applicable to common limited partners.